Exhibit 99.1

TRICO MARINE SERVICES RECEIVES SECOND NOTICE
FROM NASDAQ LISTING QUALIFICATIONS STAFF

HOUSTON, November 12, 2004 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (NASDAQ: TMAR - News) today announced that the Company received notice from the NASDAQ Listing Qualifications Staff that the Company has not maintained the minimum market value of publicly held shares of $5 million required for continued listing on the Nasdaq National Market under Marketplace Rule 4450(a)(2). If the Company cannot demonstrate compliance with the minimum market value for publicly held shares requirement for 10 consecutive days before February 1, 2005, the NASDAQ Listing Qualifications Staff will provide written notice that the Company's common stock will be delisted.

On June 14, 2004, the Company announced receipt of a previous notice from the NASDAQ Listing Qualifications Staff that the Company's common stock had closed below the minimum $1.00 per share requirement for continued listing on the NASDAQ National Market under Marketplace Rule 4450(a)(5). If the Company cannot demonstrate compliance with the minimum bid price requirement rule or meet certain other requirements on or before December 6, 2004, the NASDAQ Listing Qualifications Staff will provide written notice that the Company's common stock will be delisted or moved to The NASDAQ SmallCap Market. As of November 12, 2004, the Company has not demonstrated compliance with the minimum bid price requirement, and it is unlikely that the requirement will be met before December 6, 2004.

The Company is currently evaluating its options with respect to the notices described above in light of its previous announcement on September 10, 2004 that it had reached an agreement in principle with more than 67% of the holders of its $250 million 8 7/8% senior notes due 2012 (the "Senior Notes"), pursuant to which the holders of the Senior Notes have agreed to support a consensual financial restructuring of the Company. As part of the proposed consensual financial restructuring, it is anticipated that the Company would commence a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). Under Marketplace Rule 4450(f), if a company files a petition for reorganization under any section of the Bankruptcy Code, NASDAQ may suspend or terminate the company's securities "unless it is determined that the public interest and the protection of investors would be served by continued designation."

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea, Latin America, and West Africa. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews, and support for the construction, installation, maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Please visit our website at http://www.tricomarine.com.

Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's financial results, are included in the Company's Securities and Exchange Commission filings.